Exhibit 1

JOINT FILING AGREEMENT

May 10, 2018

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to (i) the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A common stock of Goosehead Insurance, Inc., par value $0.01 per share, and (ii) that this Joint Filing Agreement be included as an exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate.

The Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the date first written above.

/s/ Michael C. Colby
Michael C. Colby

COLBY 2014 FAMILY TRUST

By:	/s/ Michael C. Colby
Name:	Michael C. Colby
Title:	Trustee

[Signature Page to 13D Joint Filing Agreement]